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                                                                     Exhibit (e)

                                 CONSULTING AGREEMENT

    CONSULTING AGREEMENT (the "Agreement") dated as of October 10, 1997, by and between LAWRENCE SEMICONDUCTOR LABORATORIES, INC., an Arizona corporation (the "Company") and LAWRENCE SEMICONDUCTOR INVESTMENTS, INC., an Arizona corporation ("Consultant").

    WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the "Merger Agreement") dated May 17, 1997 as amended by a First Amendment thereto dated June 6, 1997 and a Second Amendment thereto dated July 30, 1997 among the Company, LAWRENCE SEMICONDUCTOR LABORATORIES MARKETING AND SALES, INC., an Arizona corporation; ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation; ATMI, INC. (f/k/a ATMI HOLDINGS, INC.), a Delaware corporation; and WELK ACQUISITION CORPORATION, a Delaware corporation ("Buyer Sub"), whereby the Company will be acquired by the Buyer by the Merger of the Buyer Sub with and into the Company upon the terms set forth therein; and

    WHEREAS, the Merger Agreement calls for the Company to enter into a Consulting Agreement with Lamonte H. Lawrence ("Lawrence"); and

    WHEREAS, Consultant has an exclusive arrangement with Lawrence regarding his consulting services; and

    WHEREAS, the Company and Consultant desire to enter into a consulting arrangement on the terms set forth below. All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to each such term in the Merger Agreement.

    NOW, THEREFORE, the Company and Consultant agree as follows:

    1. Termination of Employment Relationship. As of the Effective Date, Consultant and the Company hereby agree that the employment of Lawrence by LSL shall terminate and LSL's obligations under any employment agreement shall cease at such time.

    2. Retention as Consultant. The Company hereby retains Consultant as an independent consultant for the three (3) year period ("Consulting Term") from the Effective Time (the "Expiration Date"), or such earlier date on which this Agreement is terminated as provided in Section 7, below. Consultant shall retain the services of Lawrence to provide consulting services hereunder to the Company throughout the term of this Agreement, unless the Company shall provide its prior written consent given in its sole discretion, to Consultant regarding the retention of the services of another expert in epitaxial processing of silicon wafers to provide consulting services to the Company.

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    3.   Consulting Services. Consultant shall perform those consulting services and work on such projects as Consultant and the Company may from time to time mutually agree. Consultant's relationship with the Company shall be that of an independent contractor and not that of an employee of the Company or any affiliate and, except as otherwise provided herein, Consultant shall not be eligible for any employee benefits offered by the Company, and the Company shall neither make nor be liable for any deductions from Consultant's fees paid hereunder for taxes, insurance, bonds or any other subscriptions of any kind. The Company and Consultant hereby agree that all consulting services to be performed under this Agreement shall be personal services of Lawrence.

    During each of the three twelve-month periods of the Consulting Term, Consultant shall render consulting services as mutually agreed by Consultant and the Company.

    4. Performance of Consulting Services. The nature of the consulting services to be performed and the time and place of performance of such services shall be at Mesa, Arizona, or as mutually agreed to by the Company and Consultant. The Company agrees to provide Consultant such secretarial services and office facilities as Consultant requires in rendering consulting services hereunder. Consultant shall not be required to relocate in order to perform the services required hereunder.

    5. Consideration. In consideration of the consulting services to be provided by Consultant hereunder, the Company agrees to pay Consultant, for each year during the Consulting Term, a per diem of Two Thousand Eight Hundred Eighty Dollars ($2,880.00) for a mutually agreed number of days per twelve-month period under this Agreement, but in no event shall the total fee payable to Consultant hereunder total less than Two Hundred Fifty Thousand Dollars ($250,000.00) for the first twelve-month period. No minimum shall be applicable after the first twelve-month period. On or before the 10th day of each month, Consultant shall submit an invoice for the prior month, indicating total hours worked. The Company shall pay such invoice within 15 days of its receipt thereof.

    In addition, the Company agrees to take such action as may be necessary to permit Consultant to become a participating employer in the Company's health insurance or similar benefit program, but only for the benefit of Lamonte H. Lawrence and his dependents.

    6. Expenses. Consultant's reasonable expenses incurred in connection with the perform ance of consulting services hereunder will be paid by the Company or, if Consultant has paid such expenses, reimbursed by the Company upon receipt of documentation of such expenses in accordance with the Company's standard policies and procedures; provided that Consultant shall obtain preapproval from the Company for any expenditures in excess of One Thousand Dollars ($1,000), and the Company shall not be liable for reimbursement for such expenses where Consultant did not obtain preapproval for such expenditures.

    7. Termination. This Agreement shall be subject to termination as follows:

         (a) Consultant may terminate this Agreement at any time after one (1) year from the Effective Time upon thirty (30) days' written notice to the Company;

         (b) The Company may terminate this Agreement only for "cause" which, for

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purposes of this Agreement, shall mean (i) the continued failure by Consultant or Lawrence to perform his duties with the Company (other than any such failure resulting from his incapacity due to death or physical or mental incapacity), after a written demand for substantial performance is delivered to Consultant or Lawrence by the Company that identifies the manner in which the Company believes that Consultant or Lawrence has not substantially performed his duties and provides for a 30-day cure period, (ii) engaging by Consultant or Lawrence in misconduct which is materially injurious to the Company, monetarily or otherwise, after a written warning and a 30-day cure period, (iii) Consultant's or Lawrence's final conviction for fraud or of any felony, or (iv) Consultant's or Lawrence's use of illegal drugs and/or abuse of alcohol. Notwithstanding the foregoing, Consultant shall not be deemed to have been terminated for cause under clause (i) or (ii) unless and until there shall have been delivered to Consultant a copy of a Notice of Termination from the Board of Directors of the Company after reasonable notice to Consultant and an opportunity for Consultant to be heard before the Board finding that, in the good faith opinion of the Board, Consultant was guilty of conduct set forth above and specifying the particulars thereof in detail.

         (c) This Agreement, and the Company's obligations hereunder, shall terminate immediately upon Consultant's or Lawrence's disability. For purposes of this Agreement, the term "disability" shall be defined as a physical or mental impairment of any type that prevents Consultant or Lawrence from performing the essential functions of his employment under this Agreement for a total period of ninety (90) days in any twelve (12) consecutive month period, as reasonably determined by the Company.

         (d) This Agreement shall terminate upon the death of Consultant or Lawrence.

    8.   Effect of Termination. Upon termination of this Agreement pursuant to
Section 7 hereof, Sections 8, 9, and 10 shall survive, and Consultant shall be entitled to receive all fees and expenses payable under Section 5 through the date of termination of this Agreement.

    9. Indemnification. The Company agrees to defend, indemnify and hold Consultant and Consultant's estate harmless from and against all losses, liabilities, damages, claims, demands, actions, and proceedings, and all costs and expenses in connection therewith, including reasonable attorneys' fees, arising out of or connected with the performance of Consultant's services under this Agreement, except as may arise from Consultant's willful misconduct or negligent acts or omissions.

    10. Additional Instruments. The parties hereto shall execute any further or additional instruments and they will perform any acts which may be reasonably necessary or appropriate in order to effectuate and carry out the purposes of this Agreement.

    11. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

    12. Modification and Amendments. No provision of this Agreement may be modified or amended except by a writing executed by the party sought to be charged with such modification or amendment.

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    13.  Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Consultant, to:

              Lawrence Semiconductor Investments, Inc.
              100 Sir Francis Drake Blvd.
              Ross, California  94957
              Facsimile Number:  (415) 456-0949

         with a copy to:

              Polese, Pietzsch, Williams & Nolan, P.A.
              2702 North Third Street, Suite 3000
              Phoenix, Arizona 85004-4607
              Attention: Michael E. Pietzsch; Michael J. Tucker
              Facsimile Number: (602) 279-5107

         If to the Company, to:

              Lawrence Semiconductor Laboratories, Inc.
              c/o Advance Technology Materials, Inc.
              7 Commerce Drive
              Danbury, Connecticut 06810
              Attention: Daniel P. Sharkey
              Facsimile: (203) 792-8040

         with a copy to:

              Shipman & Goodwin, LLP
              One American Row
              Hartford, Connecticut 06103
              Attention: Frank J. Marco, Esq.
              Facsimile: (860) 251-5900

    14. Entire Agreement; Assignment. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

    15. Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Company and Consultant, and their respective successors and assigns.

    16.  Severability.

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    16.1   Severable. The provisions of this Agreement are severable and, in the event that any provision hereof shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nonetheless remain enforceable and binding upon the Company and Consultant.

    16.2 Enforcement. To the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be enforceable by reducing the scope of area, business activity prohibited or length of time, Consultant and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable written provision to the extent required to be valid and enforceable. Consultant agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking or modifying any of the provisions hereof.

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    IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

CONSULTANT:                  LAWRENCE SEMICONDUCTOR INVESTMENTS, INC.,
                             an Arizona corporation



                             By /s/ LAMONTE H. LAWRENCE
                                 Lamonte H. Lawrence, President

THE COMPANY:                 LAWRENCE SEMICONDUCTOR LABORATORIES, INC.,
                             an Arizona corporation




                             By /s/ LAMONTE H. LAWRENCE
                             Its President, CEO